EXHIBIT 8.2

February 14, 2017

American Express Receivables Financing Corporation III LLC

4315 South 2700 West, Room 1100, 02-01-46A

Salt Lake City, Utah 84184

American Express Receivables Financing Corporation IV LLC

4315 South 2700 West, Room 1100, 02-01-46B

Salt Lake City, Utah 84184

Re:	American Express Credit Account Master Trust

Class A Series 2017-2 Floating Rate Asset Backed Certificates

Class B Series 2017-2 Floating Rate Asset Backed Certificates

Ladies and Gentlemen:

We have advised American Express Receivables Financing Corporation III LLC and American Express Receivables Financing Corporation IV LLC (the “Registrants”) with respect to certain federal income tax aspects of the issuance by the Registrants of the Class A Series 2017-2 Floating Rate Asset Backed Certificates (the “Class A Certificates”) and the Class B Series 2017-2 Floating Rate Asset Backed Certificates (the “Class B Certificates” and, together with the Class A Certificates, the “Certificates”). The Certificates will be issued pursuant to a Third Amended and Restated Pooling and Servicing Agreement, dated as of July 20, 2016, as amended from time to time, and the Series 2017-2 Supplement, expected to be dated as of February 21, 2017, as more particularly described in the preliminary prospectus, dated February 8, 2017 (the “Preliminary Prospectus”), relating to such series, each forming a part of the Registration Statement on Form SF-3 (File Nos. 333-205964, 333-205964-01 and 333-205964-02) as filed by the Registrants with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on July 30, 2015, and declared effective on December 21, 2015 (the “Registration Statement”). Such advice conforms to the description of selected federal income tax consequences to holders of the Certificates that appears under the headings “Summary of Series Terms—Tax Status” and “Tax Matters” in the Preliminary Prospectus. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects, and we hereby confirm and adopt as our opinion the opinions set forth therein.

American Express Receivables Financing Corporation III LLC

American Express Receivables Financing Corporation IV LLC

February 14, 2017

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Preliminary Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP